Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, (the “Agreement”), entered into on the 28th day of February 2006 and effective as of the 1st day of March 2006 (the “Effective Date”), by and between Nora Zampieri (the “Executive”), and Azur Holdings, Inc., a Delaware corporation (collectively the “Corporation”).

RECITALS

WHEREAS, the Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein con-tained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. EXECUTIVE'S DUTIES. The Corporation hereby agrees to employ Executive to render her services during the term hereof, in an executive capacity as Comptroller (the “Position”) and Executive hereby accepts such employment by the Corporation, on and subject to the terms and con-ditions of this Agreement. Executive acknowledges that due to the nature of the Corporation’s business she may have to travel.

The Executive shall use the Executive’s professional efforts, skills and abilities to promote the interests of the Corporation and to diligently and competently perform faithfully and efficiently the duties of the Position. The Executive shall work a minimum of forty (40) hours per week at the Corporation’s office. The Executive shall, during the term of this Agreement, devote her full time attention and energies to the performance of her duties hereunder.

2. COMPENSATION.

2.1. Salary The Executive’s salary shall be Eighty Thousand and 00/100 Dollars ($80,000.00) per annum (“Salary”) payable on the 15th and the last day of each month in arrears, in accordance with Corporation’s standard payroll practices.

2.1 Additional Term. The Salary shall be increased at a rate of no less than 5% per anum over the previous 12 months’ Salary (“Minimum Increase”). Any increases above the Minimum Increase shall be at the discretion of the Company.

3. TERM. The term of Executive's employment hereunder will commence as of the Effective Date and will continue without interruption for a period of six (6) months (the “Initial Term”). After the Initial Term, the Agreement shall renew automatically for additional six (6) month periods (the “Additional Term”) on the terms set forth herein unless the Agreement is terminated by either party in writing within thirty days prior to the expiration of the Initial Term or the applicable Additional Term as the case may be.

4. TERMINATION.

4.1  Termination By Corporation For Cause. The Agreement may be terminated by the Corporation for cause. For the purposes of this Agreement the term “Cause” means the Executive’s: (a) willful appropriation or conversion for her own use of property or money belonging to the Corporation; (b) violation of this Agreement; (c) excessive absences not authorized by this Agreement or by the Corporation; (d) substance abuse and/or refusal to submit to periodic substance screening tests as determined by the Corporation from time to time; and (e) in the occurrence a case is brought forth against the Executive for violation of any securities or corporate laws.

In the event the Executive is terminated for Cause, the Corporation shall pay the Executive her Salary through the date of termination and, no other benefits hereunder shall be paid to Executive.

4.2  Termination By Corporation Without Cause. The Corporation may terminate the Agreement without Cause. In the event the Executive is terminated for any reason other than Cause as defined in Section 4.1, the Executive shall be entitled to continue receiving her Salary, as a severance payment, for the period consisting of the shorter of: (i) two (2) months after date of termination; or, (ii) the remaining balance of the Initial Term or Additional Term, as the case may be, of this Agreement then in effect.

Prior to delivery to Executive of the first installment of severance benefits payable this Section 4.3 of this Agreement, Executive must deliver to the Company a general release against any other liability of the Corporation to Executive.

4.3. Termination By Executive For Good Reason. The Agreement may be terminated by the Executive for Good Reason by giving the Executive a written thirty day notice of termination. For the purpose of this Agreement, the term “Good Reason” means the Corporation’s material violation of this Agreement, which is not cured within ten (10) days after written notice of the violation by the Executive to the Corporation.

 In the event the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to continue receiving her Salary for the period consisting of the shorter of: i) the balance of the term of this Agreement, as if this Agreement had not been terminated; or, ii) two (2) months after date of termination.

4.4.  Termination By Executive Without Good Reason. The Executive may not terminate the Agreement at any time without Good Reason

4.5  Death. In the event of Executive's death during the term of this Agreement, the Corporation shall have no further obligations to make payments or otherwise under this Agreement, except that the Corporation shall pay to Executive's estate within ten (10) days after the date of Executive's death any accrued unpaid Salary to which Executive was entitled as of the date of death.

4.6 Disability. If Executive becomes unable due to a mental or physical disability to perform the services required of Executive pursuant to this Agreement, as determined in good faith by the Board, for an aggregate of fifteen (15) days in any twelve (12) month period (a "Disability"), the Corporation, at its option, may terminate Executive's employment hereunder with cause (the date of such termination, the "Disability Date"), and, thereafter, Executive shall not be deemed to be employed under this Agreement and the Corporation shall have no further obligations to make payments or otherwise under this Agreement. In the event of a Disability, the Corporation shall pay to Executive within ten (10) days after the Disability Date any unpaid accrued Salary as of the Disability Date. Nothing in this Agreement is intended to cause the Corporation to be in violation of the Americans with Disabilities Act.

5. BENEFITS. The Executive shall be entitled to the following benefits:

5.1. Vacation. Executive shall be entitled to reasonable paid vacation periods, not exceeding eight (8) working days during the term hereof, in addition to any legal holidays recognized by the Corporation. Vacation days must be taken during the corresponding calendar year and may not be accumulated from year to year. Vacation schedules must be agreed upon with the President of the Corporation (the “President”) to ensure competent management of the Corporation in the Executive's absence.

5.2  Sick Days. Executive shall be entitled to four (4) sick days per annum (the “Sick Days”). Sick Days are paid at the Executive’s base rate at time of use of Sick Day. Executive’s Sick days shall not exceed four (4) in any twelve-month period. A breach by Executive of this section is a material breach of this Agreement by the Executive.

5.3. Health Insurance. The Corporation agrees to provide Executive with a $400 dollar per month health insurance stipend which shall be paid on the last day of each month.

6. OWNERSHIP OF INFORMATION AND DOCUMENTS. Executive shall promptly communicate and disclose to the Corporation on request all information obtained by her in the course of her employment relating to the business of the Corporation. All written reports, recommendations, advice, records, documents and other materials prepared or obtained by Executive or coming into her possession during her employment hereunder which relate to the performance by the Corporation or its business shall be the sole and exclusive property of the Corporation and, at the end of Executive's employment hereunder, or at the request of the Board of Directors during the period of Executive's employment hereunder, Executive shall promptly deliver all such written materials to the Corporation. Executive shall prepare and submit to the Corporation such regular periodic reports as the Board of Directors may request with respect to the acti-vities undertaken by her or conducted under her direction in con-nection with the business of the Corporation during her employment hereunder. Such reports and the information contained therein shall be and remain the sole property of the Corporation.

7. INTANGIBLE PROPERTY. Executive shall assign to the Corporation, immediately upon the execution of this Agreement, or thereafter, immediately upon making or acquiring them, as the case may be, any and all inven-tions, processes, discoveries, “know-how”, improvements, patent rights, letters, patents, copyrights, trademarks, service marks, trade names and applications therefore and all rights and interest in, to and under the same which she may legally transfer, now possessed by her or hereafter made, acquired, or possessed by her during the term of this Agreement, relating in any way to the business and activities of, or the equipment, devices, processes, and formulae connected with the Corporation's business or any other business conducted by the Corporation and agrees that, upon request, she will promptly make all disclo-sures, execute all instruments and papers, and perform all acts whatsoever necessary or desired by the Corporation to vest and con-firm in it, its successors, assigns and nominees, fully and completely, all rights created or contemplated by this Section and which may be necessary or desirable to enable the Corporation and its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof.

8. COVENANT NOT TO COMPETE AND CONTINUED ASSISTANCE. During the term of this Agreement, as extended from time to time, and for a period of 2 years, with respect to subparagraphs (a)-(e), below, after the termination or expiration of this Agreement, whether by the Executive or the Corporation, for any reason whatsoever, the Executive warrants and agrees that:

(a) Non-Participation in Similar Business. The Executive must not, alone or as an officer, agent, employee, director, stockholder, investor, partner (except as to not more than one percent (1%) of the outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges or over-the-counter markets as reported in The Wall Street Journal) of any other entity, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation or control of, or work for or permit the use of her name by, or be connected in any manner with, any business similar to or competition with the business of the Corporation whose office is within a fifty mile radius of any location where the Corporation does business. While the restrictions set forth above are considered by the Parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for unforeseen technical reasons and accordingly, it is hereby agreed and declared that if any of such restrictions will be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Corporation but would be valid if part of the wording thereof were deleted or the period (if any) thereof reduced or the range of activities or area dealt with thereby reduced in scope, said restriction will apply with such modifications as may be necessary to make it valid and effective.

(b) Non-Solicitation. The Executive must not, except on behalf of the Corporation, directly or indirectly, contact or solicit business from any employee, client, suppler, financier, bank, or other source of the Corporation and the Executive must not own, operate, manage, or render assistance to any facility or anyone else which contacts or solicits any employee, client, supplier, financier, bank, or other source of the Corporation.

(c) Continued Assistance. The Executive must assist the Corporation at such reasonable times as the Corporation may request, subject to reasonable availability, with respect to any continuing matters respecting the business of the Corporation, and she must assist the Corporation in maintaining relationships with those persons and firms with whom the Corporation has been doing business, including clients, vendors and others useful to the Corporation. If the Executive’s employment with the Corporation has been terminated, the Executive will be reimbursed for all expenses incurred on behalf of the Corporation and will receive compensation on an hourly basis at a rate no less than $75.00 per hour.

(d) Confidentiality. Except for information in the public domain and information authorized by the Corporation to be disclosed, the Executive must not, for any reason or in any manner whatsoever use, communicate, divulge or otherwise exploit for her own benefit or for the benefit of any other person or entity any name, address or other sensitive business information concerning any employee, agent, client or any other confidential information of the Corporation or concerning any trade secret or information of a confidential nature relating but not limited to the ownership, operation or management of the business of the Corporation (including, without limitation, financial affairs, services, employees, employees' compensation, business strategies and contractual relationships). Information described in the preceding sentence is referred to collectively herein as "Restricted Information."

(e) Non-Interference. The Executive must not, for any reason or in any manner whatsoever interfere with the Corporation's relationship with their Clients, employees, agents or referral sources. Without limiting the definition of "interference" and by way of example only, the following are agreed to constitute interference within the meaning of this Agreement if done without the express written consent of the Corporation, unless conducted within the normal scope of the Executive's managerial duties for the benefit of the Corporation; (i) using or disclosing Restricted Information in any discussion or contacts with employees, agents or referral sources; (ii) commenting on the business practices, procedures or policies of the Corporation to any employee, agent or referral source of the Corporation; or, (iii) seeking to employ or engage or assisting any other person seeking to employ or engage any employee of the Corporation.

9. NOTICES. All notices hereunder shall be given in writing by registered or certified mail, postage prepaid, addressed to the parties at the following respective addresses, or at such other address as may from time to time be designated by either party to the other hereunder or by hand delivery or telecopy indicating receipt as follows:

To the Executive:

Nora Zampieri
_____________________
_____________________

To the Corporation:

Azur Holdings, Inc
101 NE 3rd Avenue, Suite 1220
Ft. Lauderdale, FL 33301

10. SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that the executive and managerial services to be rendered by Executive hereunder are of such a special, unique and extraordinary character that it gives them a peculiar value impossible to replace and for the loss of which the Corporation cannot be reasonably or adequately compensated in damages, and Executive acknowledges and agrees that a breach by her of the provisions of Sections 6, 7 or 8 of this Agreement hereof will cause the Corporation irreparable injury and damage. Executive, therefore, expressly agrees that the Corporation shall be entitled to injunctive and/or other equitable relief to prevent a breach of Sections 6, 7 or 8 of this Agreement and to secure their enfor-cement. Nothing herein shall be construed as a waiver by the Corporation of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, busi-ness or reputation arising out of any wrongful act or omission of Executive.

11. ENTIRE AGREEMENT. All prior negotiations of the parties or any party relating to the subject matter hereof, have been merged in and are superseded by this Agreement. This Agreement contains the entire agreement of the parties, and there are no promises, agreements, understandings, representations, warran-ties or conditions of any nature not set forth in this Agreement, made as an inducement to the execution hereof or otherwise.

12. NO WAIVERS. No failure by either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by either party preclude any other or future exercise of that right or any other right hereunder by that party.

13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement, or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

14. APPLICABLE LAW. This Agreement shall be construed under and governed by the law of Florida.

15. ASSIGNMENT. This Agreement, and the rights conferred hereby, shall not be assignable, in whole or in part, by either party, except that the Corporation may assign this Agreement to, and it shall be binding upon, any person, firm or company with which the Corporation may be merged or consolidated or which may acquire all or substantially all of the assets of the Corporation.

16. AMENDMENT. This Agreement may not be amended, terminated or super-seded except by an agreement in writing between the Corporation and Executive.

17. COUNTERPARTS. This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original hereof but all of which together shall constitute one and the same document.

18. NO VERBAL AGREEMENTS. There are and there will be no verbal agreements in any way modifying the terms of this Agreement.

19. INDEPENDENT LEGAL COUNSEL. The Executive and Corporation hereby represents that they have employed their own independent legal counsel and tax advisors to review and advise their respective positions with respect to legal and tax consequences of this Agreement. Neither party has solicited or relied on the other’s legal or tax advisors for any advice with respect to this Agreement.

20. ARBITRATION. Except any dispute under which the remedy of specific performance is sought under Section 10, hereof, all disputes arising in connection with this Agreement will be finally settled under the rules of the American Arbitration Association (the “Rules”), by three arbitrators, one to be selected by the Corporation, one to be selected by the Executive, and one selected by the arbitrators selected by the Executive and Corporation. The selection of the arbitrators will be in accordance with the Rules. The place of arbitration will be in Miami, Florida. The procedural law applicable to the dispute will be the Florida Rules of Civil Procedure. The substantive law applicable to the merits of the case will be the Florida law as in effect at the date of this Agreement. The parties agree that the award of the arbitrators: will be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators; that it will be made and will promptly be payable in U.S. dollars free of any tax, deduction or offset; and that any costs, fees or taxes, including attorneys' fees, paralegal and law clerk fees, incident to enforcing the award will, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award will include interest from the date of any damages incurred for the breach or other violation of the Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators, but in no event less than the London Interbank Offering Rate (“LIBOR”) per annum quoted for the corresponding period by Chase Manhattan Bank in the London Interbank Market of the United States Dollars for immediately available funds; provided, however, that in no event will the rate of interest chargeable or collectible on any such award exceed the highest lawful rate permitted from time to time under Florida law. For purposes of determining the highest lawful rate, under Florida law, the parties hereby select the “indicated rate ceiling” as in effect from time to time during the periods in which such award remains unpaid. All notices by one party to the other, in connection with the arbitration, must be in writing and must be deemed to have been duly given or made if delivered, mailed by registered air mail, return receipt requested, or telecopied to their addresses shown in the Corporation's books and records.

21. RECITALS. The recitals set forth on the first page of this Agreement are true and correct and are incorporated herein by reference.

22. ATTORNEYS' FEES. In the event judicial or ad-ministrative proceedings or action is brought by one party against another party with respect to the interpretation or enforcement of this Agree-ment, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees, paralegal and law clerk fees, at the investigative, pre-trial, trial administrative, bankruptcy and appellate levels.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

In the presence of:	COMPANY:

AZUR HOLDINGS, INC.

/s/ Albert Lazo	By:	/s/ Donald Winfrey
Witness		Donald Winfrey, President

EXECUTIVE:

/s/ Albert Lazo	By:	/s/ Nora Zampieri
Witness		Nora Zampieri, Comptroller